SampleServe

A user-friendly app and platform that simplifies environmental sample collection, project management, communication between technicians, managers, and labs, and then quickly generates the wide variety of regulatorily required reports.


SampleServe
REPORTING
Automatically delivered to your inbox within seconds of the completion of your analytical results.
Analytical Box Maps
Iso-chemical Contours

Invest

$99.00 minimum investment

Deadline December 17, 2020
in 2 months

Share Price
$1.00

Total Raised
$1,620

Valuation
$7,022,431

4(a)(6) offering provided by Netcapital Funding Portal, Inc. Security transfer functionality provided by Netcapital Systems LLC.

INTRODUCTION

SampleServe simplifies environmental project management by automating routine activities and improving communication between project engineers and managers, environmental field technicians, and environmental labs. Sample collection information and lab data is then quickly and efficiently turned into actionable graphical images and maps which detail where contamination is, where it isn't, what the concentrations are, and which direction it's heading.


SampleServe
REPORTING
Automatically delivered to your inbox within seconds of the completion of your analytical results.
Analytical Box Maps
Iso-chemical Contours
Data Graphs

TESTIMONIALS



"SampleServe has been a huge timesaver and a big cost savings. I believe my company has saved almost 60% per sampling and report writing event. Very happy this service is being offered!"

Dan Nida
Geologist/Environmental Manager – Miller Energy Co.

PROBLEM

Most groundwater pollution sites in the US are related to the storage of gasoline and diesel fuel, basically your typical gas station. The numbers vary based on the operator, but at any given time, between 10% and 25% of all gas stations have some kind of on-going pollution problem. Other industries like manufacturing firms, chemical companies, dry cleaners, even home heating fuel tanks also contribute to the problem, but gas stations make up the majority of groundwater contamination sites in the US.

The rules vary by state, but when a tank does have a leak, all states have regulations about the owner of the site conducting an investigation and performing on-going monitoring of any impacted groundwater and conducting a cleanup, if necessary.

Again, the investigation work and the associated regulatory reporting is required by law. This work has to be done. Most of these projects cost hundreds of thousands of dollars and take years to complete. The lifetime length of a typical project is between 6 to 8 years with some projects going on for 30 or more years.

The current practice is that nearly all reports produced by the industry are generated manually, on a “time and materials”, “billed by the hour” basis, using Microsoft Word, Excel, AutoCAD and/or GIS products. Reports generated in this fashion cost between $2,000 and $4,000 each and are typically prepared 4 times per year, that adds up! This current practice equates to billions of dollars spent annually on using “paper methods” for sample collection, data entry and report preparation, techniques that were developed back in the 80’s and still the same today.

You would think that the environmental industry, an industry founded in science and technology would be using the latest and greatest technologies for gathering data, conducting investigations and preparing reports! The problem is, they’re not, in fact it’s quite the opposite.

They are still scheduling and tracking project details in excel, they are still writing down data on paper forms, and they are still filling out sample bottle labels and laboratory instructions by hand. All this information is then manually entered back at the office, typically by a third person.

Then, they complete the reports based on billable hours using outdate software and techniques. Bottom line, the industry is still gathering data and preparing reports the way they did 30-years ago.


The Problem –
Project Management and Data Management.
Project Management - Work Scope Details
Handwritten Data & Field Notes
Handwritten Sample Bottle Labels
Handwritten Lab Instructions
Manual Data Entry

SOLUTION

The SampleServe solution to this outdated methodology, is a software platform that ties together all the different users with one central database. This software platform has a web-based project management tool that can save Project Managers time on scheduling and communication.

The project scope and details are then pushed to our mobile field app which allows the field technician to collect and transmit all relevant environmental data including GPS and photos, and they can also print QR-coded sample bottle labels in the field at the time of sampling.

For the lab, the QR-coded labels coupled with our patented digital chain-of-custody allows them to log samples at the lab instantly and saves them significantly on data entry costs and completely eliminates transcription errors.

Then when all laboratory analysis is complete, the lab pushes data back to the platform where actionable graphical reports can be generated within seconds.

Using SampleServe's web and mobile application we can save the field sampling crew roughly 20% of their time and we save about 85% of the cost of current report preparation technologies.


The Solution:
Platform of Connected Software and Mobile Apps
Work Scope
Mobile Field App
Lab App
Reports
Central Database
Google Play

BUSINESS MODEL

Here's how our business model works. We give away our project management tool for free. We let people use the mobile field app for free as well. They have to bring their own hardware, but the mobile app software is free. We also let laboratories use the mobile lab login app at no charge.

What we charge for and how we make our money, is by charging for the report generation services. We provide all the tools and software for users to send us their raw data, and once we have it, we turn around and report it back to them as well organized and easily customizable graphical reports that can be completed in a matter of minutes rather than the days or weeks it would take using the current "paper methods" used by nearly everyone today.

The utility and overall functionality of the free mobile apps and platform assures high user engagement and high user retention. Because our report graphics generated are of the same quality, variety, and usability as reports they produce using other methods, and the fact that they are completed in minutes rather than days, users overwhelming opt in to pay the report preparation fees.

The report preparation fee is based on the number of samples collected for the sample event. We use the number of samples collected so that the fee scales with the size of the sampling event. At a price per sample of $15, if you collect 10 samples, the fee for preparing the report is $150 and it's done in a matter of minutes. Discounts may be available for large volume sampling clients.


Business Model
Project Management Tool
Field App - QR Code Label Printing
Lab App - Logging Samples
Revenue From the Report Generator
Freemium
$15 / Sample – Report Cost Based On Number Of Samples Collected

MARKET


Opportunity
18,000
Engineering Co's
135 M
Average Number of Samples Per Year
7.5 M
Average Number of Reports Per Year
$270
Average Price/ Report
$2.0 BN
Addressable Market


The Environmental Engineering Services Market
Annual Environmental Eng. Fees Spent World Wide (Billions US)
$29.7
$32.8
$37.5
$43.8
2016
2018
2021
2025
Driven by ever-increasing environmental regulations and environmental liability!

There are approximately 18,000 engineering companies in the US that provide some type of environmental engineering services. These 18,000 companies collect approximately 135 million environmental samples every year. Using an average of 18 samples per report, that translates into about 7.5 million reports generated every year and growing. At an average price of $270 per report, the potential revenue is over $2 billion. The basic report is just the beginning of many products that can be offered, so that means there is still plenty of room to expand the opportunity in the future.

The environmental engineering services market is a huge worldwide market. In 2018, it was nearly $33 billion. By 2025 it'll be a $44 billion market, all driven by ever-increasing environmental regulations and environmental liability. A large portion of these funds is spent on inefficient investigations and inefficient reporting.

COMPETITIVE LANDSCAPE

By far the largest form of competition is the Status quo, engineering companies that use old school paper documentation and AutoCAD or GIS to generate reports based on billable hours. There are a few competing products that have some of the features that SampleServe possess, however, none of them offer all the required features in one platform.

The biggest differentiator is that the SampleServe platform handles all the user’s needs, without having to supplement old paper techniques to fill in missing gaps. Ours is also the only product that prints QR-coded sample bottles labels in the field at the time of sampling, saving field technician time and increasing accuracy. Further, SampleServe is the only company with a mobile app made specifically for the lab. The lab can now receive and login samples at the lab, 95% faster than they did previously, with zero typo’s or data entry errors.

The Competition

		SampleServe	Status Quo Eng. Co.'s	Promium	Data Forensics	QNOPY	ATLab
Field App	Digitally Record Field Data	Yes	No	Yes	Yes	Yes	Yes
	Printed QR Coded Labels	Yes	No	No	No	No	No
	Digital Chain-Of -Custody	Yes	No	No	No	No	No
	Low Flow Calculator	Yes	No	No	No	Yes	No
	Fees	No	Yes	Yes	Yes	Yes	Yes
Reports	Data Box Maps	Yes	Yes	Yes	Yes	No	No
	Groundwater Contours	Yes	Yes	No	No	No	No
	Iso-Chemical Contours	Yes	Yes	No	No	No	No
Lab App	Direct Communication	Yes	No	No	No	No	No
	Lab Bottle Orders	Yes	No	No	No	No	No
	Lab Sample Login	Yes	No	No	No	No	No
	Find My Bottle	Yes	No	No	No	No	No

PROGRESS

- We have been awarded 2 Patents on our Digital Chain-Of-Custody. Patents #10,198,676 and #10,281,367.
- We launched our mobile field sampling app and went live with a Beta in August 2019. The app collects environmental field sample collection data and prints QR coded sample bottle labels in the field at the time of sampling.
- We launched our mobile lab login app and went live with a Beta in August 2019. The lab app reads the QR labels at the lab saving them substantially on data entry time and eliminating transcription errors. Learn more about the lab app here.
- The Mobile Field App moved from Beta to production with the platform starting to generate revenue from report generation services in December of 2019. This is our start of our first "software only" revenue.
- Leading key product indicators (KPIs) such as numbers of users, number of projects uploaded to the system, and average number of samples collected per day, have all increase with an average growth rate of 49% from the previous month. Again, SampleServe is averaging a 49% month over month KPI growth rate.

PRESS

Forbes

"Ahead Of The Curve: How To Make Rural America A Priority During Covid-19"

The Ticker

"Northern Michigan Companies Aspire To Global Coronavirus Solutions"

"Top 10 Businesses Advance In Scale Up North Awards"

Record Eagle

"Technology: Tech entities bring ideas, jobs to area"

"Six Scale Up North finalists named"

9 & 10 News

"20 Fathoms Tech Incubator Graduates Two Startups from Entrepreneur Hub"

Traverse City Business News

"TC Lab A Leader In Making Environmental Data Useful"

MyNorth

"20Fathoms Tech Incubator and Hub Off to a Roaring Start"

WDET

"What's Greener in Michigan's Marijuana Industry — The Bud or the Money?"

PRNewswire

"IoT Tech Connect Pitch Competition Winner Announced"

Chronicle Press

"From Water Pollution To Cannabis Testing: Traverse City's SampleServe Automates Environmental Survey Data"

WJR Radio

"WJR Business Beat with Jeff Sloan: SampleServe"

Horizon LIMS

"Strategic Alliance With SampleServe"

—

TEAM



A. Russell Schindler, P.G.

Chief Executive Officer

Russell Schindler is the founder of SampleServe. He's a Professional Geologist with deep industry experience. He's founded several environmental companies and hold 7 patents related to groundwater remediation and sampling. Russell is also an avid sailor and has completed 15 Chicago to Mackinaw races and 7 Port Huron to Mackinaw races and 3 SuperMac races. LinkedIn



Frank Swierz

Chief Technology Officer

Frank Swierz is the CTO and leads Product Development. He brings 25 years of professional software development experience working at both startups and holding senior technology leadership roles at a fortune 100 company. He's built products ranging from small desktop and mobile apps, to cloud native enterprise scaled software solutions utilized by millions of users around the globe. LinkedIn





Paul Mead

Paul Mead is the Chief Operating Officer of SampleServe. He is also the founder and principal advisor for ClearPath Strategic – a strategy and planning consultancy. Paul is the former Vice President of Project Management for an industry leading Insurance agency. Paul's professional background includes roles in strategy, project management, education, consulting and as a Project Management Professional (PMP). He has worked in the strategy and planning field for over 20 years. LinkedIn

Eric Bergsma

Controller

Eric Bergsma is the Controller for SampleServe. He has over seven years of experience in purchasing and sales with Ford Motor Company and Siemens Automotive, respectively. He has also been the controller for a successful small business for the past 28 years. LinkedIn

USE OF PROCEEDS

If the offering's maximum amount of $250,000 is raised:

Use	Value	% of Proceeds
Employee Compensation	$75,000	30.0%
Accounts Payable	$50,000	20.0%
Scale Operations	$112,750	45.1%
Intermediary fees	$12,250	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in SampleServe, Inc.. This offering must raise at least $10,000 by December 17, 2020 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. SampleServe may issue additional securities to raise up to $250,000, the offering's *maximum*.



$1,620 raised
$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

7,272,431 shares
× $1.00 per share

$7,272,431 implied valuation

COVID Relief:

This offering is being conducted on an expedited basis due to circumstances relating to COVID-19 and pursuant to the SEC's temporary COVID-19 regulatory relief set out in Regulation Crowdfunding §227.201(z).

Offering maximum:

In reliance on this relief, financial information certified by the principal executive officer of the issuer has been provided instead of financial statements reviewed by a public accountant that is independent of the issuer, in setting the offering maximum of $250,000.

PITCH DECK


SampleServe
Environmental Sampling and Data Reporting Automation
Russell Schindler
231-218-7955

Open

Download

FINANCIALS

- Income statement
- Balance sheet
- Cash flow statement
- Change in equity statement
- Executive certification

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

- Latest offering statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- SampleServe.com
- Facebook
- Twitter
- Instagram

UPDATES

Oct 20, 2020	SampleServe was featured in a recent article in...
Oct 12, 2020	SampleServe was 1 of 30 applicants selected...
Aug 31, 2020	Primary offering of 250,000 shares at $1.00

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